Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form F-1, of our report dated May 17, 2021, except for the effects of the restatement disclosed in Note 2 and the subsequent event disclosed in Note 12 paragraph 4, as to which the date is December 30, 2021, relating to the financial statements of Altimeter Growth Corp. which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

December 30, 2021